Exhibit (m)(36)

MUTUAL FUND

AGREEMENT

This Mutual Fund Agreement (“Agreement”) is entered to and effective as of October 29, 2018 (“Effective Date”) between TD AMERITRADE Clearing, Inc., TD AMERITRADE, Inc. (“TD Ameritrade”) and GMO Series Trust, (“Fund Company” as applicable.

1.0	RECITALS

1.1          Fund Company is an open-end investment company duly registered under the Investment Company Act of 1940 (as amended from time to time, the “1940 Act”) with one or more series or classes of shares (each such series or class of shares is listed in Schedule A, as amended from time-to-time, and referred to as a “Fund”), the shares of which (“Shares”) are duly authorized, fully paid and non-assessable, and registered under the Securities Act of 1933 (as amended from time to time the “1933 Act”).

1.2          Shares of each Fund are distributed pursuant to an agreement between Fund Company and a distributor.

1.3          TD Ameritrade, a broker-dealer duly registered under the 1934 Act and in good standing with the Financial Industry Regulatory Authority (“FINRA”), desires to facilitate the purchase, redemption and exchange of Shares of Funds which TD Ameritrade makes available to its clients and render certain services to TD Ameritrade clients, as further described, without limitation, below, and as may be agreed from time to time by the parties hereto.

1.4          Fund Company desires that TD Ameritrade transmit orders for the purchase, exchange and redemption of Shares on behalf of TD Ameritrade clients and provide certain shareholder, subtransfer agency, subaccounting and administrative services to such TD Ameritrade clients, including without limitation recordkeeping and shareholder communications.

1.5          In consideration of the foregoing recitals and the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

2.0	SCOPE

This Agreement applies to each class or series of shares of each Fund Company in the Fund Group which is listed on Schedule A hereto (individually a “Fund” and collectively the “Funds”), as amended from time to time. As used herein unless the context otherwise requires, all references to a “Fund” or “Funds” means or includes Fund Company.

3.0	ACCOUNTS AND ORDERS

3.1          Fund Company, for itself and on behalf of each Fund, authorizes TD Ameritrade to receive and to transmit to Fund Company, or, to the appropriate transfer agent, purchase, redemption and exchange orders (individually an “Order” and collectively “Orders”) from TD Ameritrade clients for Shares of any Fund. Each Order shall be priced in accordance with Rule 22c-1 of the 1940 Act, so that a TD Ameritrade client entering an Order will receive the current net asset value (“NAV”) of Shares of the Fund which is next computed after acceptance by TD Ameritrade of an Order to purchase, redeem or exchange such Shares, subject to any contingent deferred sales charge (“CDSC”), redemption fee or other conditions disclosed in the applicable prospectus or statement of additional information (collectively, “Prospectus”).

3.2          TD Ameritrade will accept orders from TD Ameritrade clients for the purchase, exchange or redemption of Shares of the Fund on each day the New York Stock Exchange is open (each a “Business Day”) until the time on each Business Day TD Ameritrade has established for the acceptance and transmission of Orders to the Funds; provided, however, that TD Ameritrade will not accept Orders for Shares of a Fund received on a Business Day later than the time that Fund has designated as the end of daily trading (the “Cutoff Time”).

3.3          TD Ameritrade shall transmit to the Fund Company or a designated agent, such Orders no later than 8:30am East Coast time on T+1. In addition, TD Ameritrade will use its best efforts to notify the Fund Company of any trades which exceed $1 million.

3.4          In connection with purchases of Shares of a Fund, TD Ameritrade will, from time to time, open separate accounts for TD Ameritrade clients (individually a “Client Account” and collectively, the “Client Accounts”) and/or one or more omnibus accounts registered in the name of TD Ameritrade for the exclusive benefit of TD Ameritrade clients (individually an “Omnibus Account” and collectively, the “Omnibus Accounts”). Client Accounts and Omnibus Accounts are collectively referred to as “Accounts,” and individually as an “Account.” TDAmeritrade, Fund Company, and/ or a Fund or its transfer, shareholder servicing and/or other agent may have entered into separate written agreements to facilitate the transmission of information regarding Accounts through the networking system of the National Securities Clearing Corporation ("NSCC") (that agreement and any exhibits thereto, the "Networking Agreement"). The parties agree that where such Account is maintained through the NSCC's networking system at matrix level 3 (“Level 3”), the parties hereto may maintain and provide to each other such Account information as is commercially reasonably required to conform with the requirements of Level 3 and the parties respective Networking Agreements. The fees relating to such Level 3 obligations of the parties shall be as mutually agreed to by the parties as set forth in Schedule C hereto.

3.5          Each Fund or its transfer agent will maintain Accounts to record investments in the Fund as TD Ameritrade may direct from time to time. Each Account shall be designated with an account number, which shall be the means of identification when the parties are transacting Share purchases, exchanges or redemptions.

3.6          Subject to the terms and conditions of this Agreement and each then-current Prospectus of each Fund, Fund Company shall make Shares of each Fund available for purchase, exchange or redemption by TD Ameritrade on behalf of TD Ameritrade clients, and cause each Fund to redeem Shares pursuant to Orders transmitted by TD Ameritrade at the NAV applicable to each Order.

3.7          The official records of transactions in any Account established with a Fund or its transfer agent and the number of Shares in such Account shall be determined by the Fund. TD Ameritrade shall bear responsibility for the maintenance of all internal records regarding TD Ameritrade clients, such clients’ transactions, and such clients’ interest in Accounts. TD Ameritrade assumes responsibility for reconciliation of TD Ameritrade’s internal records with any Omnibus Account established at the Fund. The Fund shall assist TD Ameritrade with account reconciliation with Fund records. TD Ameritrade shall notify the Fund of any discrepancies between the number of Shares in any Account and its internal records identified as a result of its reconciliation.

3.8          TD Ameritrade agrees to perform certain services on behalf of its clients to include, without limitation, establishing and maintaining records of TD Ameritrade clients’ accounts; processing purchase, redemption and exchange transactions; confirming its clients’ transactions; answering routine client inquiries regarding the Fund; providing assistance to TD Ameritrade clients in effecting changes to their dividend and capital gains options, account designations and addresses; withholding taxes on non-resident alien accounts; disbursing income dividends and capital gains distributions; listing Shares of Funds for sale on TD Ameritrade’s website; obtaining pricing; reinvesting dividends and capital gains distributions; preparing and delivering to TD Ameritrade clients, and state and federal authorities including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Fund as may be required by law, rule or regulation; withholding on dividends and distributions as may be required by state or Federal authorities from time to time; and such other shareholder, subtransfer agency, subaccounting and administrative services of the types described herein or contemplated hereby, as the Fund may reasonably request.

3.9          TD Ameritrade shall maintain all historical client records consistent with the requirements of all applicable laws, rules and regulations. TD Ameritrade will treat all information it obtains pursuant to this Agreement in accordance with its privacy and information security policies found on its website.

3.10          Subject to the applicable provisions of Schedule B hereto, TD Ameritrade shall, in accordance with applicable law, deliver or cause to be delivered to its clients a copy of the Prospectus applicable to such Shares.

3.11          Fund Company, acting on behalf of each Fund, shall have sole authority and responsibility under this Agreement for seeing to it that issuance of Shares of the Fund is monitored with a view to preventing unauthorized issuance; and that transfers, exchanges or conversions of Shares of the Fund are properly registered or recorded.

3.12          Fund Company for itself and on behalf of each Fund, agrees that TD Ameritrade may designate and authorize such intermediaries as it deems necessary, appropriate or desirable (“Designees”) to receive orders from TD Ameritrade clients on behalf of the Funds so that any such client will receive each Fund’s NAV in accordance with the policies and procedures of the Fund and TD Ameritrade.

3.13          Fund Company, for itself and on behalf of each Fund, acknowledges and agrees that TD Ameritrade may establish procedures that prohibit acceptance of Orders for the purchase, sale or exchange of the Shares of any Fund for the current Business Day’s NAV prior to the end of the Business Day or each Fund’s Cutoff Time; provided, however, TD Ameritrade agrees that any Order received in good order (as defined in the Fund Company’s then-current prospectus) via electronic feed will be submitted for the current Business Day’s NAV.

3.14          Fund Company for itself and on behalf of each Fund, acknowledges and agrees that upon prior written notice to the Fund Company, TD Ameritrade may suspend purchases of Fund Shares for TD Ameritrade clients for any period of time for any reason at its sole and absolute discretion.

Fund Company for itself and on behalf of each Fund, agrees that any transfers processed outside of the NSCC’s ACATS-Fund/SERV service shall not be completed without the prior consent of TD Ameritrade.

3.15          Fund Company, for itself and on behalf of each Fund, agrees and represents that Fund shares being held by them in the name of TD Ameritrade Clearing, Inc. for the benefit of clients of TD Ameritrade Clearing, Inc. under all tax identification numbers, shall not be subject to any right, charge, lien, or payment of any kind against TD Ameritrade Clearing, Inc. in favor of them or any person claiming through them.

3.16          shall be entitled to amend Schedule A to this Agreement to reflect the addition or elimination of Funds, or the cessation of the availability of the Shares of any Fund for purchase or exchange, but shall not be entitled to otherwise amend Schedule A, including with respect to services or to provide for or reflect any fees relating to the addition of Funds or modify existing fees in any manner, which shall only be upon mutual written agreement by all of the parties hereto. Fund Company, for itself and on behalf of each Fund and Fund Company, agrees to give TD Ameritrade prompt written notice of such amendments, and will provide to TD Ameritrade a revised Schedule A with such notice.

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3.17          Fund Company, for itself and on behalf of each Fund, agrees that with respect to any distribution by a Fund, the Fund shall either reinvest such distribution in its Shares or transfer the distribution to the appropriate Account or Accounts, as directed by TD Ameritrade.

3.18          TD Ameritrade may adopt such internal procedures relating to performance of its obligations hereunder as it deems to be necessary or appropriate.

3.19          In performing its obligations hereunder, TD AMERITRADE shall be entitled to rely, and shall have no liability from so relying, upon any written instructions it receives from any person at the Fund Company it reasonably believes is a person authorized to provide such instructions from the Fund Company.

3.20          For all of those Shares that are or may be offered and sold through: (i) fee-based programs or separate accounts sponsored, offered or facilitated by TD Ameritrade, its affiliates, clients or customers, (ii) the Premier List, or (iii) by registered investment advisers, Fund Company for itself and on behalf of each Fund, agrees to: (i) offer and sell the Shares at net asset value.

3.21          The parties agree that in the event the NSCC is unavailable for processing transaction to use mutually agreeable manual processes for fulfilling purchase and redemption orders.

4.0	REPRESENTATIONS

4.1          Each party represents and warrants to the other party that:

4.1.1          Compliance with the terms of this Agreement does not and will not violate or conflict with any law applicable to it, any provision of its organizational documents, any order or judgment applicable to it or any contractual restriction binding on or affecting it;

4.1.2          The obligations imposed on it by this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms;

4.1.3          It has the requisite authority to enter into this Agreement and to carry out the obligations contemplated herein, and has and will continue at all times to maintain necessary facilities, equipment and personnel to comply with applicable laws, rules and regulations and to perform its obligations hereunder, including those imposed on it by Schedule B;

4.1.4          It and its affiliates and subsidiaries are duly organized and validly existing under the laws of the states of their incorporation and are duly registered, licensed and/or qualified as contemplated herein with the Securities and Exchange Commission (“SEC”), and in every state or territory of the United States of America (including the District of Columbia) to the extent such licensing or qualification is required by law or contemplated by this Agreement; and

4.1.5          It will promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

4.2          Fund Company, for itself and on behalf of each Fund, represents and warrants that:

4.2.1          All necessary legal and other actions have been taken by Fund Company and each Fund to authorize (a) payment of the compensation described herein and (b) TD Ameritrade, or any Designees, to receive purchase, redemption and exchange Orders from TD Ameritrade clients on behalf of the Fund by each Fund’s board of directors or board of trustees (either, a “Board”), and it will cause each Fund’s Board to take any and all necessary legal and other actions regarding such authorization;

4.2.2          Fund Company will take or cause the appropriate Fund to take all actions required to be taken by or on behalf of a Fund under this Agreement;

4.2.3          Except as disclosed in Schedule D, attached hereto, the Shares of each Fund are registered under the 1933 Act and the Funds are qualified for, and not subject to any contractual or other restriction related to their offer and sale in any of the 50 states of the United States, Puerto Rico or the District of Columbia. Any such restriction on the offer and sale of the Shares of a Fund shall be listed on Schedule D, which Fund Company may provide to TD Ameritrade from to time to time. The Shares of each Fund shall be qualified for, and not subject to any contractual or other restriction related to their offer and sale in the State of Nebraska. In reliance on representations of Fund Company under this Section and Schedule D (if applicable), TD Ameritrade may place purchase orders for Shares of a Fund on behalf of a TD Ameritrade client in any of the 50 states of the United States, Puerto Rico or the District of Columbia, to the extent indicated on Schedule D. TD Ameritrade shall have no obligation to inquire as to the basis of the representations under this Section or Schedule D. Fund Company shall bear responsibility for giving TD Ameritrade written notice of any restrictions on the purchase, redemption or transfer of Shares of Funds.

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4.2.4          Fund Investment Company is an open-end investment company registered under the 1940 Act; and has filed a registration statement (a “Registration Statement”) relating to its shares under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”) on Form N-1A with the SEC. The Registration Statement (including the prospectus and the statement of additional information) conforms in all respects to the requirements of the Securities Act and the 1940 Act and the rules and regulations promulgated thereunder.

4.2.5          The then-current prospectus for each of the Funds contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Fund shares as is necessary to comply with all laws, rules and regulations, including, without limitation, disclosure of all compensation.

4.2.6          The investment adviser of the Funds is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and in any state where registration is required, the investment adviser, the Fund and each of such persons’ affiliates will comply with all applicable laws, rules and regulations.

4.2.7          The Registration Statement and any sales materials relating to a Fund provided by you to us do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

4.2.8          All sales materials submitted to TD Ameritrade by Fund Company or a Fund will comply in all material respects with the rules and regulations of the SEC, FINRA, and any states having such rules and regulations and TD Ameritrade’s written policies and procedures, as may be made available to you from time to time, and will be filed with (i) FINRA or SEC as required by their respective rules and regulations and (ii) the relevant states as may be so required by their laws, rules and regulations.

4.2.9          The Funds’ sales charges and service fees, as those terms are defined by Rule 2341 of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) as amended from time to time (“Rule 2341”), are and will be at all times throughout the term of this Agreement in conformity with the requirements of all applicable laws, rules and regulations, including without limitation, the requirements of FINRA Rule 2341, which enable a member of FINRA to offer or sell Shares of the Funds;

4.2.10          Each Fund containing the share classes listed in Schedule A, except as otherwise noted in that schedule, is a “no-load” or “no-sales charge” fund as described in Rule 2341, or any such load or sales charge has been waived by the Fund and will not be reimposed without prior notice to TD Ameritrade, and except as otherwise communicated by the Fund to TD Ameritrade, no such Fund charges a redemption fee for short term trading;

4.2.11          Fund Company and each Fund will cooperate to the extent possible with TD Ameritrade as TD Ameritrade develops and seeks to implement new processing systems for purchases, redemptions or exchanges of Shares by TD Ameritrade’s clients; and

4.2.12          Fund Company is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act (“BSA Regulations”) and applicable guidance issued by the SEC and the guidance and rules of the applicable Exchanges, self-regulatory organizations (“SROs”).

4.3          TD Ameritrade represents and warrants the following:

4.3.1       TD Ameritrade is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act (“BSA Regulations”) and applicable guidance issued by the SEC and the guidance and rules of the applicable Exchanges, self-regulatory organizations (“SROs”) and FINRA. Upon written request from the Fund Company, TD Ameritrade shall provide Fund Company with an annual assurance of its compliance with these laws and regulations.

4.3.2       TD Ameritrade will be acting solely as nominee for Clients and as such neither it nor any of its affiliates will have a pecuniary interest in the Fund shares;

4.3.3          Neither it nor any of its affiliates has the authority to determine how to vote Fund shares on behalf of Clients;

4.3.4          For the avoidance of doubt, references to ‘affiliate’ as set forth in Section 4.3 herein shall mean an ‘affiliated person’ as that term is defined in the 1940 Act Each party represents to the other that if any representation or warranty made herein becomes materially untrue during the term of this Agreement, the party whose representation or warranty has become materially untrue promptly shall notify the other parties of such in writing.

5.0	MUTUAL FUND ONLINE REPORTING TOOL

Fund Company represents and warrants, on behalf of itself and the Fund Company, that it has received the User Agreement and Disclaimer governing the use of TD Ameritrade’s Mutual Fund Online Reporting Tool (“MORT”), hereto attached respectively as Schedules E and F, and agrees to the terms and conditions of same.

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6.0	FEES

6.1          For performance of the services described herein, Fund Company shall pay, or arrange for payment to, TD Ameritrade the fees as set forth in Schedule A and Schedule C hereto.

6.2          Fund Company will pay the monthly amounts calculated above within 30 business days following the receipt of an invoice detailing the calculation of the fee from TD Ameritrade TD Ameritrade shall have the right to impose a late fee on monthly basis, not to exceed 1% per month, for any payments not received when due. Fund Company shall, upon reasonable request of TD AMERITRADE, provide reasonable access to the books and records of the Fund and the Fund Company solely for the purpose of verifying the calculation of fees payable to TD AMERITRADE.

6.3 [Distributor AND/OR Fund Company AND/OR Fund Investment Company] acknowledges and agrees that the payment of fees due under this Agreement are not dependent upon the existence or continuation of, any shareholder services, administrative services, or similar plan adopted by a Fund, if any. [Distributor AND/OR Fund Company AND/OR Fund Investment Company] agree that all fees due to TD Ameritrade under this Agreement will continue to be fully due and owing to it should such plans or payments pursuant to such Plans be terminated, modified, or suspended for any reason. The source of funds for the payment of any and all fees payable under this Agreement shall be made solely by the Fund Company’s investment advisor, Grantham, Mayo, Van Otterloo & Co. LLC], who shall be and remain solely liable and responsible for payment of fees and for compliance with all applicable laws, rules, and regulations (including the regulations of self-regulatory authorities and exchanges) relating to such fees.

7.0       REDEMPTION AND TRANSFER FEES

7.1          The parties agree that TD Ameritrade may apply its own redemption charge for any short-term redemption of Shares purchased within specified time frames (“TD Ameritrade Redemption Charge”). Any TD Ameritrade Redemption Charges shall be imposed in such manner as to make it clear to the redeeming clients in advance of the redemption that the fee is being charged by TD Ameritrade, rather than the Fund.

7.2          TD Ameritrade reserves the right to apply a fee for the transfer of Fund Shares.

8.0	CONFIDENTIALITY

8.1          Fund Company acknowledges that the information, including Personal Information referenced in Section 9.0 and Shareholder Identification Information referenced in Section 13.0, that may come into Fund Company’s possession or knowledge in connection with the performance of this Agreement, including the rates and fees, consists of confidential and proprietary information of TD Ameritrade and its affiliates, agents, customers or third parties (“Confidential Information”). Fund Company shall hold such Confidential Information in strictest confidence and agrees not to make use of or disclose such information to any individual whether employee, subcontractor, or subcontractor employee, unless such individual has a need for such knowledge to perform any services on behalf of TD Ameritrade. Fund Company shall not make use of Confidential Information for its own benefit or for the benefit of any third parties, other than for the performance of this Agreement, and not to release or disclose it to any other party either during the term or after the termination of this Agreement.

8.2          Fund Company shall immediately notify TD Ameritrade of any unauthorized use or disclosure of Confidential Information of TD Ameritrade, including, without limitation Personal Information, which it becomes aware of and provide reasonable assistance in the investigation and prosecution of any such unauthorized use or disclosure. In the event of any breach of this confidentiality obligation Fund Company acknowledges that Ameritrade would be irreparably injured by such a breach and that Ameritrade shall be entitled to equitable relief, including injunctive relief and specific performance. Fund Company also waives the requirement of any bond being posted as security for such equitable relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

If Fund Company or Fund is requested by a court, administrative agency or governmental body to disclose Confidential Information, Fund Company will promptly notify TD Ameritrade in writing (unless Fund Company reasonably believes that notification is prohibited by the request) so that TD Ameritrade may seek an appropriate protective order or waive in writing Fund Company’s compliance with the provisions of this Agreement.

8.3          The provisions of this section shall survive termination of this Agreement.

9.0	PRIVACY

9.1          Each party agrees to comply with all applicable laws and regulations relating to the privacy of customer data, identifying or consumer report information of a customer and any processed data incorporating any such information (collectively, “Personal Information”), including, without limitation: (a) the data privacy, security and disposal requirements arising from the Gramm-Leach-Bliley Act and Regulation S-P thereunder and each party’s further obligations to ensure that any and all contractors and other third parties it provides such information to similarly comply with those requirements; (b) the restrictions and conditions on providing non-public, personal information to third parties; and (c) obligations to cooperate with one another in enabling each to satisfy its “know your customer,” anti-money laundering and similar regulatory requirements.

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9.2          Each part shall provide to the other party with information regarding all such security and integrity measures upon written request and shall promptly provide information regarding any failure of such security or integrity measures or any security or integrity breach related to Personal Information.

10.0	LIMITATION OF LIABILITY

10.1          EXCEPT FOR (I) BREACH OF CONFIDENTIALITY (SECTION 8.0) OR PRIVACY (SECTION 9.0) PROVISIONS OF THIS AGREEMENT OR (II) THE PARTIES’ OBLIGATIONS TO EACH OTHER AND LIABILITY UNDER INDEMNITY (SECTION 11.0) OF THIS AGREEMENT, NEITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT WHEN SUCH DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY, ITS EMPLOYEES, AGENTS, OR REPRESENTATIVES.

11.0	INDEMNITY

11.1          Fund Company shall indemnify, hold harmless and reimburse TD Ameritrade and each of its affiliates, directors, officers, employees and agents for, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorney’s fees) (“Losses”) incurred by any of them arising out of, relating to or based upon (i) any untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any Prospectus, registration statement, annual or other periodic report or proxy statement of a Fund (in each case as of the date of such document); (ii) any violation of any law, rule or regulation relating to the registration or qualification of Shares of a Fund; (iii) any breach by Fund Company of this Agreement, any representation, warranty, covenant or agreement made by it in this Agreement; (iv) any breach by Fund Company of any representation, warranty, covenant or Agreement relating to any Fund; (v) gross negligence or willful misconduct or violation of law, regulation or rule of a self regulatory organization to which it is subject in the performance of, or failure to perform, its duties and obligations under this Agreement or (vi) Fund Company’s failure to comply with an Order or from any errors made in responding to an Order. This Section 11.1 shall survive termination of this Agreement.

11.2          TD Ameritrade shall indemnify and hold harmless Fund Company and each of its affiliates, directors, officers, employees, directors, and agents from and against any and all Losses to the extent such Losses result from any breach by TD Ameritrade of any of the provisions of this Agreement including (i) any breach of any representation, warranty or covenant contained in this Agreement.; (ii) gross negligence or willful misconduct or violation of law, regulation or rule of a SRO to which it is subject in the performance of, or failure to perform, its duties and obligations under this Agreement or (vi) TD Ameritrade’s failure to submit an Order or from any errors made in the submission of an Order.

11.3          Promptly after receipt by a party entitled to indemnification hereunder of notice of the commencement of an investigation, action, claim or proceeding (collectively “claim”), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, give the indemnifying party written notice of the commencement thereof; provided, however, that the failure to notify the indemnifying party will not relieve such party from any obligation or liability that it may have to any indemnified party under this section, if the failure to promptly notify does not materially prejudice the indemnifying party. Upon the receipt of any such notice, the indemnifying party shall be entitled to participate in the claim, and, to the extent it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party of its intention to assume the defense of an action and approval of counsel, the indemnified party shall bear the expense of any additional counsel retained by it, and the indemnifying party shall not be liable to such indemnified party for any legal or other expenses of such additional counsel subsequently incurred by such indemnified party in connection with the defense of such claim, other than reasonable costs of investigation.

11.4          The indemnifying party shall not settle or compromise the liability of the indemnified party in any action, or permit a default or consent to the entry of any judgment in respect thereof without the prior written consent of the indemnified party, unless such settlement, compromise or consent completely and finally releases the indemnified party from any and all liability. The indemnified party shall not settle or compromise any claim against it without consent of the indemnifying party unless the indemnified party waives the indemnity.

12.0	RELATIONSHIP OF PARTIES

12.1          The relationship between TD Ameritrade and Fund Company shall be that of independent contractors and no party shall be or represent itself to be an agent, employee, partner or joint venturer of the other, nor shall either party have or represent itself to have any power or authority to act for, bind or commit the other.

12.2          The parties acknowledge and agree that the services to be provided by TD Ameritrade under this Agreement are limited to recordkeeping, shareholder communication and related services only and are not the services of a principal underwriter within the meaning of the 1940 Act or underwriter within the meaning of the 1933 Act. This Agreement does not grant TD Ameritrade any right to purchase Shares as a principal from the Fund, nor does it constitute TD Ameritrade an agent of the Fund for purposes of selling Shares of the Fund to any dealer or to the public. To the extent TD Ameritrade is involved in the purchase of Shares of any fund by and at the direction of TD Ameritrade clients, such involvement will be as agent of such clients only.

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12.3          Neither party, without the prior written consent of the other party, will cause or permit the use of, description of, or reference to the other party, or to the relationship contemplated by this Agreement in any advertisement or promotional materials or activities.

13.0	MARKET TIMING AND FREQUENT TRADING

13.1          TD Ameritrade agrees to cooperate with Fund Company to identify and discourage shareholders whose transactions violate Fund policies established for the purpose of eliminating or reducing dilution of the value of Shares issued by the Fund. At Fund Company’s request (a “Shareholder Information Request”), TD Ameritrade agrees to provide promptly to Fund Company, for itself and on behalf of the appropriate Fund, the taxpayer identification number (“TIN”), if known, of any or all TD Ameritrade clients who purchased, redeemed, exchanged or transferred Fund Shares in or for an Account (“Shareholder Identification Information”). TD Ameritrade will also provide the amount, date, and transaction type (purchase, redemption, exchange, or transfer) of every Shareholder Information Request (“Shareholder Transaction Information”). TD Ameritrade further agrees that at Fund Company’s request, it will use its best efforts to determine whether the subject of a Shareholder Information Request is itself a financial intermediary as that term is defined by Rule 22c-2 of the 1940 Act, as amended, subject to the exclusions in that Rule (“Financial Intermediary”). Should Fund Company, on behalf of a Fund, so request, TD Ameritrade will use its best efforts to furnish Fund Company with Shareholder Identification Information and Shareholder Transaction Information about other shareholders who hold an account with such Financial Intermediary. TD Ameritrade will also use commercially reasonable efforts to restrict or prohibit the Financial Intermediary from purchasing Shares of the Funds in the Fund Group for itself or on behalf of other persons, should Fund Company so request.

13.2          TD Ameritrade agrees that it will execute any instruction from the Funds to restrict or prohibit further purchases or exchanges of Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly through the Financial Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

13.3          Upon written request from Fund Company, TD Ameritrade shall provide Fund Company with an annual assurance of its compliance with this section 13 and applicable market timing and frequent trading regulations.

13.4          Shareholder Identification Information and other information concerning TD Ameritrade clients shall remain the sole property of TD Ameritrade and neither Fund Company nor its affiliates shall use or disclose such information for any purpose, including but not limited to solicitation, marketing or any other similar purpose, except as required in connection with Fund Company’s duties and responsibilities under this Agreement. The provisions of this paragraph shall survive termination of this Agreement.

14.0	TERM AND TERMINATION

14.1          This Agreement shall commence and become effective as of the Effective Date, including with respect to each Fund listed in Schedule A, unless a later date is specified for such Fund in Schedule A. In no event shall this Agreement become effective with respect to any Fund prior to the effective time prescribed by the 1940 Act or other applicable law or the Securities and Exchange Commission. Fund Company shall remain solely responsible as between the parties for complying with all such registration and filing requirements and notifying TD Ameritrade any restriction on the application of this Agreement to any Fund.

14.2          The application of this Agreement with respect to any Fund listed in Schedule A may be terminated by Fund Company upon ninety (90) days’ prior written notice, or such shorter notice required by law or order of any court of competent jurisdiction or a regulatory body, or a self-regulatory organization with jurisdiction over Fund Company. After such termination, Fund Company will not be obligated to pay any Fee with respect to Shares of that Fund first purchased or held by TD Ameritrade clients after the date of termination (except for those Shares reinvested through dividends or capital gains); however, with respect to any Share of that Fund that was considered in the calculation of the Fee as of the date of the termination (a “Pre-Termination Share”), Fund Company shall continue to pay TD Ameritrade the Fees as to each Pre-Termination Share so long as the Share continues to be held by the TD Ameritrade client and TD Ameritrade continues to perform the services under this Agreement with respect to the Pre-Termination Shares.

14.3          The application of this Agreement with respect to any Fund listed in Schedule A may be terminated by TD Ameritrade upon ninety (90) days’ prior written notice, or such shorter notice required by law or order of any court of competent jurisdiction or a regulatory body, or a self-regulatory organization with jurisdiction over TD Ameritrade.

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15.0	NOTICE

15.1          All notices required under this Agreement must be in writing and delivered either personally or via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit in the United States mail, whichever is earlier.

15.2          All such notices shall be made, if to TD Ameritrade, to:

TD Ameritrade Clearing, Inc.

Mutual Fund Operations

200 S. 108th Avenue

Omaha, NE 68154-2631

With a copy to:

Robert N. Sobol, Esq.

TD Ameritrade, Inc.

1 Harborside Financial Center

Plaza 4A

Jersey City, NJ 07311

All such notices shall be made, if to Fund Company, to:

GMO Series Trust

40 Rowes Wharf

Boston, MA 02110

Attention: Shareholder Services with a copy to the General Counsel

16.0	NONEXCLUSIVITY

Each party acknowledges that the other may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

17.0	SEVERABILITY

If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provisions of this Agreement.

18.0	GOVERNING LAW

This Agreement shall be governed by, and interpreted in accordance with the laws of the State of Nebraska, without reference to conflicts of law provisions thereof.

19.0	ARBITRATION

In the event of a dispute between Fund Company and TD Ameritrade relating to or arising out of this Agreement or the relationship of the parties hereto, the parties will submit the matter to arbitration.

19.1          Arbitration will be held in Omaha, Nebraska, in accordance with the rules and regulations of the NASD and FINRA, except (i) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in Omaha, Nebraska in accordance with the rules and regulations of the American Arbitration Association, and (ii) in the event that a non-party to this Agreement brings an arbitration against TD Ameritrade Fund Company or a Fund relating to or arising out of this Agreement, then the parties agree to arbitrate in whichever arbitration forum such arbitration is brought. In the event that a non-party initiates a judicial proceeding against TD Ameritrade, Fund Company or a Fund relating to or arising out of this Agreement and such claim cannot be compelled to arbitration, then the parties agree to submit to the jurisdiction of the court in that judicial proceeding.

19.2          If the arbitration is brought by one of the parties hereto, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the NASD and FINRA or American Arbitration Association, as appropriate. The arbitrators shall be attorneys or retired attorneys specializing in securities law. Any award of the arbitrators will be limited to compensatory damages and will be conclusive and binding upon the parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

19.3          Each party will bear its own expenses, including legal and accounting fees, if any, with respect to the arbitration. The arbitrator will designate the party to bear the expenses of the arbitration or the respective amounts of such expense to be borne by each party. Any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of the award.

19.4          Nothing in this Section will prevent either party from resorting to judicial proceedings or otherwise for injunctive relief to prevent irreparable harm or injury to a party or others, and resort to such judicial proceedings shall not constitute a waiver of this arbitration provision.

20.0	ASSIGNMENT

This Agreement may not be assigned by either party without the other party’s prior written consent, which consent shall not be unreasonably withheld, except that TD Ameritrade may assign this Agreement on thirty days’ written notice but without prior written consent of Fund Company: (i) to any corporate subsidiary or affiliate that is controlled by or under common control with TD Ameritrade, (ii) to any corporation that succeeds to its business, or (iii) in the event that TD Ameritrade should consolidate or merge with any corporation, broker/dealer, bank, or other entity, then such corporation, broker/dealer, bank or entity shall, as successor-in-interest, assume and adopt the terms and conditions of this Agreement.

8

21.0          ENTIRE AGREEMENT

This Agreement, including the schedules, appendices, additional agreements and exhibits attached hereto and incorporated by reference herein as part of this Agreement, constitute the entire agreement between the parties with regard to the subject matter herein. Additionally, these materials supersede any and all agreements, representations and warranties, whether written or oral, made prior to the execution of this Agreement. This Agreement and the Schedules attached hereto may be amended only by a writing signed by both parties.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

This Agreement is entered into and agreed to by the parties as of the Effective Date.

GMO SERIES TRUST*		Grantham, Mayo, VAN OTTERLOO & CO. LLC, solely with respect to section 6.3

By:	/s/ Megan M. Bunting	By:	/s/ Gregory L. Pottle

Print Name:	Megan M. Bunting	Print Name:	Gregory L. Pottle

Title:	Vice President and Assistant Clerk	Title:	General Counsel

*GMO Series Trust hereby represents that it is a Massachusetts business trust and that a copy of this Agreement and the Declaration of Trust of GMO Series Trust is or will be on file with the Secretary of State of the Commonwealth of Massachusetts. GMO Series Trust hereby provides notice that this Agreement is being executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series. Notwithstanding the foregoing and for the avoidance of doubt, the parties acknowledge that GMO Series Trust is fully responsible for all obligations contained within this Agreement.

TD Ameritrade CLEARING, Inc.

By:	/s/ Kim Herrold

Print Name:	Kim Herrold

Title:	Senior Manager, Wealth Management Relations

TD Ameritrade, Inc.

By:	/s/ Kim Herrold

Print Name:	Kim Herrold

Title:	Senior Manager, Wealth Management Relations

9

Schedule A

FUND	Class	CUSIP #	Ticker	TF/NTF

GMO Benchmark-Free Allocation Series Fund	PS	380131318	GBFPX	TF
GMO Climate Change Fund	PS	380131144	GCHPX	TF
GMO Global Asset Allocation Series Fund	PS	380131292	GLAPX	TF
GMO Quality Series Fund	PS	380131268	GQPSX	TF
GMO Resources Series Fund	PS	380132407	GREPX	TF
GMO SGM Major Markets Series Fund	PS	380131284	GBPSX	TF
GMO Quality Series Fund	R6	380131607	GQURX	TF
GMO Benchmark-Free Allocation Series Fund	R6	380131383	GBMRX	TF

Schedule B

Compliance

A.       Prior to the effectiveness of this Agreement or as soon thereafter as possible, Fund Company shall provide to TD Ameritrade or its designee, at the expense of Fund Company , each Fund’s annual reports, semi-annual reports, and all Prospectuses (including supplements and amendments thereof) and proxy materials (“Shareholder Communications”) in quantities reasonably requested by TD Ameritrade or its designee (from time to time), in paper, electronic or other form as the parties may from time to time agree. Upon request, Fund Company shall supply Shareholder Communications to TD Ameritrade or its designee in a timely manner so as to allow TD Ameritrade to comply with the timing and other requirements of the applicable securities laws, rules and regulations with respect to each type of Shareholder Communication. Fund Company shall notify TD Ameritrade immediately of any change to a Fund’s Prospectus or other such document. Fund Company shall be responsible for delivering, which may be in electronic form, all Shareholder Communications to its clients who hold Shares of the Funds. TD Ameritrade reserves the right to invoice Fund Company for any costs or expenses relating to printing on demand Shareholder Communications should they exceed what TD Ameritrade determines, in its sole and absolute discretion, a commercially excessive and unreasonable amount. Fund Company shall be responsible for such amounts in such instances and shall pay them in accordance with the terms hereof. TD Ameritrade agrees to use reasonable efforts to obtain consent from its clients for the electronic delivery of Shareholder Communications.

B.       Fund Company and each Fund are responsible for (i) the compliance of each Prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material of or relating to each Fund with all applicable laws, rules and regulations (except for advertising or marketing material prepared by TD Ameritrade that was (a) not published or provided to TD Ameritrade by or on behalf of the Funds or any affiliate of the Funds or (b) if published or provided to TD Ameritrade by or on behalf of the Funds or any affiliate of the Funds, not accurately derived by TD Ameritrade from such advertising or marketing material), (ii) the distribution and tabulation of proxies in accordance with all applicable laws, rules and regulations (except for such proxy related services as may be provided by TD Ameritrade or its agents), (iii) the registration or qualification of the Shares of each Fund under all applicable laws, rules and regulations, and (iv) the compliance by the Funds, each Fund and any agent of a Fund with all applicable laws, rules and regulations (including the 1940 Act), and the rules and regulations of each self regulatory organization with applicable jurisdiction over sales of Shares of the Funds by or through TD Ameritrade or with jurisdiction over a Fund, including without limitation with respect to the payment of any fees hereunder and the disclosure of those fees to shareholders of the Funds. The Funds’ responsibilities under this paragraph include, but are not limited to, compliance of information published, distributed, or made available on, and activities conducted through, the Internet and any other electronic medium.

C.       TD Ameritrade is responsible for TD Ameritrade’s compliance with all applicable laws, rules and regulations governing TD Ameritrade’s performance under this Agreement, except to the extent that TD Ameritrade’s failure to comply with any law, rule or regulation is caused by Fund Company’s breach of this Agreement, or its negligence or willful misconduct in the performance or failure to perform its obligations under this Agreement.

D.       In the event adjustments are required to correct any error in the computation of the NAV of a Fund, in the distribution rate for a Fund’s Shares, or otherwise Fund Company, on behalf of the Fund whose Shares are the subject of the error, shall immediately notify TD Ameritrade upon discovering the need for such adjustments. TD Ameritrade and Fund Company shall agree promptly and in good faith to a resolution of the error, and no adjustment for the error shall be made to any Account until such agreement is reached. Following resolution, upon request by TD Ameritrade, Fund Company shall provide TD Ameritrade with written notification of the resolution. Fund Company agrees that TD Ameritrade may send such notice, or the information contained therein, to TD Ameritrade clients whose Accounts have been or may have been affected by the price or rate change. Fund Company shall reimburse TD Ameritrade for all reasonable costs and expenses incurred as a result of any such errors.

E.       If the resolution of an error has caused any TD Ameritrade client to receive dollars or Shares less than that to which they are entitled, Fund Company shall deliver the correct amount of dollars to TD Ameritrade on behalf of such client and/or make all necessary adjustments to the number of Shares owned in such Account. TD Ameritrade shall have no liability to the Distributor or any Fund for any overpayment (or, in the case of an exchange, over-sale of Shares) to a TD Ameritrade client, unless the error was caused by TD Ameritrade's breach of this Agreement or its gross negligence or willful misconduct in the performance of, or failure to perform, its obligations under this Agreement.

Schedule C

Fees

For such time as the Agreement shall be in effect, Fund Company, for itself and/or on behalf of any Fund, agrees to pay TD AMERITRADE, for its services rendered pursuant to the Agreement referencing this Schedule, the following fees:

Fee	Payment Due Date	Amount
Initial Contract Processing	Within thirty (30) days of Effective Date of Agreement	$15,000
Alternative Fund Due Diligence Fee	Within thirty (30) days of Effective Date of Agreement	$5,000 per Fund (If fund approved, applied to initial Contract Processing Fee)
New / Revised Contract Amendment Processing (fund initiated)(excluding amendments to Schedule A)	Within thirty (30) days of Effective Date of each required new contract for a fund family currently on our platform.	$10,000
Servicing Fees	Monthly, unless specified otherwise in the Agreement	(a) Percentage (below and/or as specified in Schedule A) of the Average Daily Balance of each omnibus account and/or NSCC Level III account positions, and (b) dollar amount (below) per each NSCC Level III account position, as applicable as specified below, each of (a) and (b) for the period covered by such invoice.

Servicing Fee. Fund Company for itself and/or on behalf of any Fund, agrees to pay, or arrange for payment to, TD AMERITRADE, for its services rendered pursuant to the Agreement referencing this Schedule, an annual fee based on:

(a) 0.40% of the Average Daily Balance of each Non-Transaction Fee Omnibus CUSIP, and 0.10% of the Average Daily Balance of each Transaction Fee Omnibus CUSIP, with the exception of the R6 class which will pay no fees;

(b) Each NSCC Level III account will pay the Fee specified in Schedule A*; and

(c) Annual $12 per account position of each NSCC Level III account*.

The minimum charge shall be $500 per month per Omnibus fund/CUSIP or $1,500 per quarter per Omnibus fund/CUSIP.

Payment: All payments to TD AMERITRADE must be made via DTCC Payment Axis or Omnibus Invoicing or Fed wire unless otherwise specified in this agreement. Please specify below the name of the entity making payments.

Entity Making Payments: Grantham, Mayo, Van Otterloo & Co. LLC

Please provide contact information for invoicing:
Accounts Payable
40 Rowes Wharf
Boston, MA 02110
Email:_accountspayable@gmo.com

*These fees are not applicable to the funds listed in

Schedule A as they are not interval or closed-end funds.

Schedule D

State Qualifications and Restrictions

Fund Company acknowledges that all Funds covered under the Agreement referencing this Schedule are registered in all 50 states, with the exception of the Funds listed below, which are registered only in the specified states:

GMO Quality Series Fund	380131268	GQPSX	Registered in All States (exception of New Hampshire)
GMO SGM Major Markets Series Fund	380131284	GBPSX	Registered in All States (exception of New Hampshire)

Schedule E

MUTUAL FUND ONLINE REPORTING TOOL

USER AGREEMENT

This agreement governs Mutual Fund Company’s (Fund Company) use of the TD AMERITRADE Mutual Fund Online Reporting Tool (http://mfr.tdameritrade.com) (“MORT” or “Web Site”) and the information accessible from the Web Site. If the Mutual Fund Company does not agree to the terms and conditions of this User Agreement, the Mutual Fund Company may not access the Web Site or the information accessible from the site.

1) Overview – This User Agreement (Agreement) is between Fund Company and TD AMERITRADE, Inc., (“TD AMERITRADE”) and states the terms and conditions of Fund Company’s use of the TD AMERITRADE Mutual Fund Online Reporting Tool (Web Site).  In offering the Web Site, TD AMERITRADE is making available a private, encrypted Internet site which the Fund Company may utilize to obtain information related to Fund Company’s funds offered through TD AMERITRADE.  Fund Company agrees to use the Web Site in accordance with this Agreement.  TD AMERITRADE may amend or terminate this Agreement at any time upon written notice to the Fund Company.  Fund Company’s continued use of the Web Site, including without limitation after notice of any amendment, will constitute acceptance of the Agreement and any amendments thereto.

2) Use of and access to the Web Site – Fund Company may not assign its rights under this Agreement without permission of TD AMERITRADE.  Fund Company agrees to keep the information accessed from the Web Site confidential and may not publish, broadcast, retransmit, reproduce, or re-disseminate any data, information, or services provided under this Agreement. All Users of this site agree to all of the terms hereof.

3) Ownership of the Web Site – Fund Company agrees that the Web Site, including all trademarks, is the proprietary property of TD AMERITRADE.  Fund Company agrees not to use the Web Site except as authorized by this Agreement and/or as described in the User Guide and shall not make the Web Site or any of the information available through the Web Site available to third parties, except as may be authorized by Fund Company.  Fund Company shall not copy, modify, frame-in, or provide hyperlinks to any section of the Web Site.

4) Information available from the Web Site – Use of the Web Site allows the Fund Company to access a variety of information and reports that are considered confidential.  These may include asset levels, Advisor Names, and TD AMERITRADE client account numbers and/or client account numbers of TD AMERITRADE affiliates. Client account numbers are provided in accordance with SEC Rule 22c-2 and must not be used by the Fund Company for marketing or distribution purposes. Fund Company consents to the transmission by electronic means of such information through the Web Site and such consent shall be effective at all times the Fund Company uses the Web Site.

5) Privacy – Fund Company acknowledges that, in the performance of the services contemplated by this Agreement, Fund Company may use or have access to records, systems or operations which include in tangible or electronic form information relating to customers of TD AMERITRADE or its affiliates, including information such as their, account number, , account activity, investments and other nonpublic personal information (collectively, “Personal Information”) which is subject to the requirements of the Gramm-Leach Bliley Act and Regulation S-P thereunder promulgated by the Securities and Exchange Commission, as from time to time amended, and other federal and state laws applicable to the management, use, disposal and safekeeping of Personal Information, including those applicable to TD AMERITRADE and/or its affiliates relating to “know your customer,” anti-money laundering and similar regulatory requirements (collectively, “Privacy Laws”). Fund Company agrees to comply with all applicable Privacy Laws relating to Personal Information and to cooperate with TD AMERITRADE and/or its affiliates in enabling TD AMERITRADE and/or its affiliates to satisfy its regulatory requirements relating to Personal Information.

6) Data Security – Fund Company shall maintain, and shall require that all subcontractors or other authorized users that receive TD AMERITRADE customer data maintain effective information security and integrity measures to protect TD AMERITRADE customer data from unauthorized access, disclosure, modification, destruction or use, in accordance with all applicable laws and regulations, including without limitation the data privacy, security and disposal requirements arising from the Gramm-Leach-Bliley Act and Regulation S-P, and shall provide TD AMERITRADE with information regarding all such security and integrity measures upon the written request of TD AMERITRADE, and shall promptly provide TD AMERITRADE with information regarding any failure of such security/integrity measures or any security/integrity breach related to TD AMERITRADE customer data.

7) Notification of Confidentiality/Data Security Breach – Fund Company shall promptly provide TD AMERITRADE with information regarding any failure of its security/integrity measures or any security/integrity breach related to TD AMERITRADE customer data. Fund Company agrees to notify TD AMERITRADE of any unauthorized use or disclosure of Confidential Information of TD AMERITRADE, including, without limitation, TD AMERITRADE customer data and customer lists, which it becomes aware of and provide reasonable assistance in the investigation and prosecution of any such unauthorized use or disclosure.

8) Passwords and Security – Fund Company is responsible for the use and confidentiality of its user accounts and passwords.  Fund Company is solely responsible for all information it transmits electronically and the use of any information or services using its accounts and passwords and other security data.  Fund Company shall comply with authentication and security methods established from time to time by TD AMERITRADE for the Web Site.  If Fund Company becomes or is made aware of any disclosures, loss, theft, or unauthorized use of any user names or passwords, Fund Company shall notify TD AMERITRADE immediately.

9) No Hacking - Fund Company shall not make any attempt to decode programs, access controlled files, crack passwords, monitor, scan or “sniff” the network, or use this site’s services or resources in any other way(s) to gain unauthorized access to data, information, networks, or computers, whether owned or not owned by TD AMERITRADE.

10) Disclaimers of Warranties and Liability – Fund Company understands and agrees to possible delays, interruptions, omissions or failures of the Web Site and the data and information accessed from the Web Site and accepts the associated risks.  FUND COMPANY AGREES THAT NEITHER TD AMERITRADE (AND ITS AFFILIATES OR TD AMERITRADE’S OR ITS AFFILIATES’ OFFICERS, DIRECTORS, EMPLOYEES) NOR ANY THIRD PARTY WORKING WITH TD AMERITRADE TO PROVIDE THE DATA SHALL BE HELD RESPONSIBLE FOR ANY DAMAGES THAT MAY RESULT FROM UNAUTHORIZED ACCESS, THEFT, SYSTEM FAILURE, SYSTEM DELAYS, OR OTHER OCCURRENCES.  TD AMERITRADE MAKES NO WARRANTIES REGARDING THE ACCESS, SPEED, OR AVAILABILITY OF INTERNET OR NETWORK SERVICES.  FUND COMPANY ACKNOWLEDGES AND AGREES THAT THE INFORMATION AND CONTENT WITHIN THE WEB SITE, INCLUDING TRANSACTION ACTIVITY AND ANY OTHER INFORMATION RELATED TO MUTUAL FUND ACTIVITY, IS PROVIDED “AS IS” AND THAT TD AMERITRADE DOES NOT GUARANTEE ITS ACCURACY OR COMPLETENESS. Fund Company also agrees that use and storage of the data contained within the Web Site is at the Fund Company’s risk and responsibility.

10) Indemnification – Fund Company agrees to indemnify and hold TD AMERITRADE (and its affiliates or TD AMERITRADE’S or its affiliates’ officers, directors, employees) and its third party providers harmless from and against any claims, losses, liability, costs and expenses arising from the Fund Company’s use of the Web Site or from its use or reliance on any information obtained from the Web Site.

11) Termination – Fund Company agrees that TD AMERITRADE may discontinue use of the TD AMERITRADE Mutual Fund Online Reporting Tool Web Site at any time, and that TD AMERITRADE may terminate this Agreement at any time at its own discretion.  Fund Company agrees that TD AMERITRADE may terminate Fund Company’s access to the Web Site immediately if the Fund Company is in breach of any part of this Agreement or if the Fund Company has put the Web Site in jeopardy or has adversely affected the operation of the Web Site in any way.

12) Governing Law - The laws of the State of Nebraska shall govern this Agreement and it shall be interpreted in accordance with those laws. Subscriber may not assign all or any part of this Agreement to any other person. The person manifesting assent to this agreement below represents and warrants that it has legal capacity to contract and, if that person is manifesting assent on behalf of a proprietorship or a business, partnership, or other organization, represents and warrants that he or she has actual authority to bind the organization.

TD AMERITRADE, Inc., member FINRA, is a subsidiary of TD AMERITRADE Holding Corporation.

GMO SERIES TRUST*

By:	/s/ Megan M. Bunting

Print Name:	Megan M. Bunting

Title	Vice President and Assistant Clerk

*GMO Series Trust hereby represents that it is a Massachusetts business trust and that a copy of this Agreement and the Declaration of Trust of GMO Series Trust is or will be on file with the Secretary of State of the Commonwealth of Massachusetts. GMO Series Trust hereby provides notice that this Agreement is being executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series. Notwithstanding the foregoing and for the avoidance of doubt, the parties acknowledge that GMO Series Trust is fully responsible for all obligations contained within this Agreement.

Schedule F

MORT Disclaimers

Intraday Summary Page

•	Disclaimer - The transaction data displayed reflects mutual fund orders placed intraday by TD AMERITRADE clients and is not intended to be used as an accurate measure of trades that will be placed with the fund at cutoff. Amounts in shares are calculated using the previous day's closing price of the fund. If advisors and correspondents have elected to disclose their information, TD AMERITRADE makes their names and addresses available. TD AMERITRADE, Inc., member NASD/SIPC is a subsidiary of TD AMERITRADE Holding Corporation.

Detail Page

•	Disclaimer - The transaction data displayed reflects mutual fund orders placed intraday by TD AMERITRADE clients and is not intended to be used as an accurate measure of trades that will be placed with the fund at cutoff. Amounts in shares are calculated using the previous day's closing price of the fund. If advisors and correspondents have elected to disclose their information, TD AMERITRADE makes their names and addresses available. TD AMERITRADE, Inc., member NASD/SIPC is a subsidiary of TD AMERITRADE Holding Corporation.

Search Page

•	Disclaimer - The intraday and historical transaction data displayed as a result of a search reflects mutual fund orders placed by TD AMERITRADE clients on the specified trade date and is not intended to be used as an accurate measure of trades placed with the fund. TD AMERITRADE, Inc., member NASD/SIPC is a subsidiary of TD AMERITRADE Holding Corporation.

Restrictions Page

•	Disclaimer - This form should be used to issue a warning or to restrict a TD AMERITRADE client from trading in your fund(s). This action should only be taken after you have determined through proper due diligence that the account identified is in violation of trading policies outlined in your fund's prospectus. Requests to cancel same day trades must be received no later than 10 minutes after the fund's stated cutoff time. TD AMERITRADE holds the fund company responsible for ensuring that only authorized personnel are able to submit a restriction request on behalf of the fund. TD AMERITRADE, Inc., member NASD/SIPC is a subsidiary of TD AMERITRADE Holding Corporation.

Reset Password and Entitlements Pages

Disclaimer – Access to the TD AMERITRADE Mutual Fund Online Reporting Tool is governed by the User Agreement between TD AMERITRADE and the participating Mutual Fund Company and is restricted to those individuals deemed necessary to have such access. It is the responsibility of the fund company to ensure that access to the application is restricted to those individuals deemed necessary by the Fund Company as outlined in the User Agreement